Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY DECLARES SEMI ANNUAL

DIVIDEND OF $.28 PER SHARE

CRESTVIEW HILLS, KENTUCKY, February 27, 2009 - The Bank of Kentucky Financial Corporation (NASDAQ:BKYF) announced a semi annual cash dividend of $ .28 per share payable on March 27, 2009 to shareholders of record as of March 13, 2009. The $.28 per share equals the previous dividend that was paid in September of 2008.

About The Bank of Kentucky Financial Corporation

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.255 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-eight branch locations and forty-four ATMs in the Northern Kentucky Market.

For more information contact:

Martin Gerrety
Executive Vice President and CFO
(859) 372-5169 mgerrety@bankofky.com

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111 Lookout Farm Drive / Crestview Hills, KY 41017 / (859) 371-2340